Exhibit 99.1

Inergy Reports Second Quarter Results

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Management to Host Conference Call Today at 10 a.m. CT

Kansas City, MO (May 7, 2013) – Inergy, L.P. (NYSE:NRGY) (“Inergy”) today reported results of operations for the quarter ended March 31, 2013, the second quarter of fiscal 2013.

Inergy reported Adjusted EBITDA of $61.2 million for the quarter ended March 31, 2013, compared to $122.0 million in the quarter ended March 31, 2012. The reported Adjusted EBITDA in the quarter ended March 31, 2012, includes our retail propane operations which were contributed to Suburban Propane Partners, L.P. (“SPH”) on August 1, 2012. Excluding the retail propane operations from Adjusted EBITDA in the prior-year quarter, Inergy’s Adjusted EBITDA of $61.2 million increased $18.0 million, or 42%, from approximately $43.2 million for the quarter ended March 31, 2012.

Net income (loss) was $(5.3) million for the quarter ended March 31, 2013, and $44.0 million in the same quarter of last year. Distributable cash flow was $36.6 million for the quarter ended March 31, 2013, compared to $91.3 million reported in the same quarter of the prior year. Both measures of net income and distributable cash flow for the prior-year period include results from the retail propane operations contributed to SPH.

Inergy reported Adjusted EBITDA of $118.6 million for the six months ended March 31, 2013, compared to $224.7 million in the six months ended March 31, 2012. The reported Adjusted EBITDA in the six months ended March 31, 2012, includes our retail propane operations as discussed above. Excluding the retail propane operations from Adjusted EBITDA in the prior-year period, Inergy’s Adjusted EBITDA of $118.6 million increased $27.7 million, or 30%, from approximately $90.9 million for the six months ended March 31, 2012.

Net income (loss) was $(2.5) million for the six months ended March 31, 2013, and $40.4 million in the same period of last year. Distributable cash flow was $75.5 million for the six months ended March 31, 2013, compared to $162.9 million reported in the same period of the prior year. Both measures of net income and distributable cash flow for the prior-year period include results from the retail propane operations contributed to SPH.

A table reconciling Adjusted EBITDA to net income (loss) as reported for the quarter and six months ended March 31, 2013, appears below.

“Our second quarter results were broadly in line with our expectations. We continue to deliver predictable and growing earnings in our Northeast midstream businesses and in our NGL and crude oil supply and logistics operations,” said John Sherman, President and CEO of Inergy. “Our diverse portfolio of assets combined with our strong balance sheet position the partnership well for continued growth.”

Recent Events

As previously announced, the Board of Directors of Inergy’s general partner declared Inergy’s quarterly cash distribution of $0.29 per limited partner unit ($1.16 annually) for the quarter ended March 31, 2013. The distribution will be paid on May 15, 2013.

Also as previously announced, Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood”) and Crestwood Holdings LLC and Inergy, L.P. and Inergy Midstream, L.P. (NYSE: NRGM) (“Inergy Midstream”) announced the signing of definitive agreements to create a fully integrated midstream partnership with a total enterprise value of approximately $7 billion. For a complete description of these agreements, see the 8-K filed on May 6, 2013.

Quarterly Results

Marketing, supply and logistics gross profit increased to $36.2 million for the quarter ended March 31, 2013, compared to $19.4 million for the same quarter in the prior year.

Storage and transportation gross profit increased to $47.7 million for the quarter ended March 31, 2013, compared to $43.7 million for the same quarter in the prior year.

For the quarter ended March 31, 2013, operating and administrative expenses decreased to $30.9 million, compared to $81.4 million reported for the same quarter in the prior year.

Year-to-Date Results

Marketing, supply and logistics gross profit increased to $68.2 million for the six months ended March 31, 2013, compared to $38.7 million for the same period in the prior year.

Storage and transportation gross profit increased to $95.7 million for the six months ended March 31, 2013, compared to $89.0 million for the same period in the prior year.

For the six months ended March 31, 2013, operating and administrative expenses decreased to $63.4 million, compared to $164.0 million reported for the same period in the prior year.

Inergy, L.P. and Inergy Midstream, L.P. will conduct a live conference call and internet webcast today, May 7, 2013, to discuss results of operations for the quarter ended March 31, 2013, and their business outlook. The call will begin at 10:00 a.m. Central Time. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-855-859-2056 and entering the pass code 57678868.

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include a natural gas storage business in Texas and an NGL supply logistics, transportation, and marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P., Inergy is also engaged in the development and operation of natural gas, NGL and crude oil storage, transportation, and logistics businesses in the Northeast region of the United States and in North Dakota.

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership engaged in the development and operation of natural gas, NGL and crude oil storage, transportation, and logistics businesses in the Northeast region of the United States and in North Dakota.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Vince Grisell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

EBITDA is a non-GAAP financial measure and is defined as income before income taxes plus net interest expense, early extinguishment of debt, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. Further, EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

Participants in the Solicitation

Crestwood, NRGM, Inergy and their respective general partner’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the unitholders of Crestwood in respect of the proposed merger transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the unitholders of Crestwood in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information regarding Crestwood’s directors and executive officers is contained in Crestwood’s Annual Report on Form 10-K for the year ended December 31, 2012, which is filed with the SEC. Information regarding NRGM’s directors and executive officers is contained in NRGM’s Annual Report on Form 10-K for the year ended September 30, 2012, which is filed with the SEC. Information regarding Inergy’s directors and executive officers is contained in Inergy’s Annual Report on Form 10-K for the year ended September 30, 2012, which is filed with the SEC. Free copies of these documents may be obtained from the sources described above.

Forward Looking Statements

The statements in this document regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of NRGM’s and Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect NRGM’s or Crestwood’s financial condition, results of operations and cash flows include, without limitation, failure to satisfy closing conditions with respect to the merger; the risks that the NRGM and Crestwood businesses will not be integrated successfully or may take longer than anticipated; the possibility that expected synergies will not be realized, or will not be realized within the expected timeframe; fluctuations in oil, natural gas and NGL prices; the extent and success of drilling efforts, as well as the extent and quality of natural gas volumes produced within proximity of our assets; failure or delays by our customers in achieving expected production in their natural gas projects; competitive conditions in our industry and their impact on our ability to connect natural gas supplies to our gathering and processing assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; our ability to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; timely receipt of necessary government approvals and permits, our ability to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact our ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to our substantial indebtedness, as well as other factors disclosed in NRGM’s and Crestwood’s filings with the U.S. Securities and Exchange Commission. You should read NRGM’s and Crestwood’s filings with the U.S. Securities and Exchange Commission, including their Annual Reports on Form 10-K for the years ended September 30, 2012 and December 31,2012, respectively, and their most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results. Neither NRGM nor Crestwood assumes any obligation to update these forward-looking statements.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Six Months Ended March 31, 2013 and 2012

(in millions, except unit and per unit data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Revenue:
Retail	$—	$321.3	$—	$616.3
Marketing, supply and logistics	365.6	278.0	736.4	592.4
Storage and transportation	84.8	63.1	152.6	122.3

	450.4	662.4	889.0	1,331.0

Cost of product sold (excluding depreciation and amortization as shown below):
Retail	—	184.6	—	363.4
Marketing, supply and logistics	329.4	258.6	668.2	553.7
Storage and transportation	37.1	19.4	56.9	33.3

	366.5	462.6	725.1	950.4

Expenses:
Operating and administrative	30.9	81.4	63.4	164.0
Depreciation and amortization	46.8	49.7	83.1	98.4
Loss on disposal of assets	—	2.2	0.8	3.6

Operating income	6.2	66.5	16.6	114.6

Other income (expense):
Interest expense, net	(11.3)	(22.4)	(19.4)	(50.4)
Early extinguishment of debt	—	—	—	(24.9)
Other income	0.1	0.1	0.7	1.4

Income (loss) before income taxes	(5.0)	44.2	(2.1)	40.7
Provision for income taxes	0.3	0.2	0.4	0.3

Net income (loss)	(5.3)	44.0	(2.5)	40.4
Net income attributable to non-controlling partners	(0.5)	(3.3)	(2.0)	(3.7)

Net income (loss) attributable to partners	$(5.8)	$40.7	$(4.5)	$36.7

Total limited partners’ interest in net income (loss)	$(5.8)	$40.7	$(4.5)	$36.7

Net income (loss) per limited partner unit:
Basic	$(0.04)	$0.32	$(0.03)	$0.30

Diluted	$(0.04)	$0.31	$(0.03)	$0.28

Weighted average limited partners’ units outstanding (in thousands):
Basic	131,746	125,743	130,241	124,141

Diluted	131,746	131,594	130,241	131,484

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Supplemental Information:
Cash and cash equivalents			$2.3	$14.6

Outstanding debt:
Inergy credit agreement			$276.8	$355.7
Inergy senior unsecured notes			11.5	1,200.8
Inergy fair value hedge adjustment on senior unsecured notes			—	0.3
Inergy swap premium			—	10.5
Inergy other debt			2.9	16.7
NRGM credit facility (e)			211.9	97.0
NRGM senior unsecured notes (e)			500.0	—

Total debt			$1,003.1	$1,681.0

Total partners’ capital			$1,327.0	$1,307.4

Limited partner units outstanding (in thousands):
Common units			131,743	125,752
Class B units			—	5,882

Total Common and Class B limited partner units			131,743	131,634

EBITDA:
Net income (loss)	$(5.3)	$44.0	$(2.5)	$40.4
Interest expense, net	11.3	22.4	19.4	50.4
Early extinguishment of debt	—	—	—	24.9
Provision for income taxes	0.3	0.2	0.4	0.3
Depreciation and amortization	46.8	49.7	83.1	98.4

EBITDA (a)	$53.1	$116.3	$100.4	$214.4

Non-cash (gain) loss on derivative contracts	3.3	(0.7)	6.7	(0.6)
Long-term incentive and equity compensation expense	4.2	3.1	7.3	6.2
Loss on disposal of assets	—	2.2	0.8	3.6
Transaction costs	0.6	1.1	3.4	1.1

Adjusted EBITDA (a)	$61.2	$122.0	$118.6	$224.7

Distributable cash flow:
Adjusted EBITDA (a)	$61.2	$122.0	$118.6	$224.7
Cash interest expense (b)	(10.0)	(20.8)	(14.9)	(47.1)
Maintenance capital expenditures (c)	(2.6)	(2.8)	(4.6)	(6.8)
Income tax expense	(0.3)	(0.2)	(0.4)	(0.3)
Inergy Midstream distributions declared and paid for minority unitholders (f)	(11.7)	(6.9)	(23.2)	(7.6)

Distributable cash flow (d)	$36.6	$91.3	$75.5	$162.9

EBITDA:
Net cash provided by operating activities	$121.0	$171.3	$149.0	$194.5
Net changes in working capital balances	(74.0)	(70.6)	(55.9)	(34.6)
Non-cash early extinguishment of debt	—	—	—	(8.3)
Provision for doubtful accounts	(0.4)	(0.5)	(0.5)	(0.4)
Amortization of deferred financing costs, swap premium and net bond discount	(1.2)	(1.2)	(4.5)	(2.7)
Long-term incentive and equity compensation expense	(4.2)	(3.1)	(7.3)	(6.2)
Loss on disposal of assets	—	(2.2)	(0.8)	(3.6)
Deferred income tax	0.3	—	0.6	0.1
Interest expense, net	11.3	22.4	19.4	50.4
Early extinguishment of debt	—	—	—	24.9
Provision for income taxes	0.3	0.2	0.4	0.3

EBITDA	$53.1	$116.3	$100.4	$214.4

Non-cash (gain) loss on derivative contracts	3.3	(0.7)	6.7	(0.6)
Long-term incentive and equity compensation expense	4.2	3.1	7.3	6.2
Loss on disposal of assets	—	2.2	0.8	3.6
Transaction costs	0.6	1.1	3.4	1.1

Adjusted EBITDA	$61.2	$122.0	$118.6	$224.7

(a)	EBITDA is defined as income (loss) before income taxes, plus net interest expense, early extinguishment of debt, and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, long-term incentive and equity compensation expenses, the gain or loss on the disposal of assets and transaction costs. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. Further, EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.
(b)	Cash interest expense is book interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, and Inergy Midstream distributions declared and paid for minority unitholders. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.
(e)	Inergy and each of its wholly owned subsidiaries do not provide credit support nor do they guarantee any amounts outstanding under the NRGM Credit Facility or senior notes.
(f)	The amount of distributions for the three and six months ended March 31, 2013, includes distributions that are to be received by Inergy Midstream’s minority unitholders relating to the quarter ended March 31, 2013. The amount of distributions for the six months ended March 31, 2013, also includes the amount already paid to Inergy Midstream’s minority unitholders relating to the first quarter of fiscal 2013. The amount of distributions for the three and six months ended March 31, 2012, includes distributions that were to be received by Inergy Midstream’s minority unitholders relating to the quarter ended March 31, 2012. The amount of distributions for the six months ended March 31, 2012, also includes the amount already paid to Inergy Midstream’s minority unitholders relating to the first quarter of fiscal 2012.